Exhibit 10.1

Rights Acquisition, Termination, Settlement and Release Agreement/IH

RIGHTS ACQUSITION, TERMINATION, SETTLEMENT AND RELEASE AGREEMENT

Between

JSR Corporation, Tokyo

Wallisellen Branch

and

Styron Europe GmbH

Dated

February 10, 2014

Rights Acquisition, Termination, Settlement and Release Agreement/IH

THIS RIGHTS ACQUISITION, TERMINATION, SETTLEMENT AND RELEASE AGREEMENT (the “Agreement”) is made this 10th day of February 2014 by and between:

1.	Styron Europe GmbH, Zugerstrasse 231, 8810 Horgen, Switzerland, (“Styron”); and

2.	JSR Corporation Tokyo, Wallisellen Branch, Hertistrasse 2, 8304 Wallisellen, Switzerland, (“JSR”),

(Styron and JSR, each a “Party” and together the “Parties”)

WHEREAS

(A)	Dow Europe GmbH entered into the SSBR CONVERSION AND CAPACITY RIGHTS AGREEMENT effective from 31 May 2007 with JSR and subsequently assigned and transferred the SSBR Agreement (as defined in Recital B below) to Styron and Styron assumed the SSBR Agreement with effect from 17 June 2010.

(B)	On 3 December 2012 Styron and JSR entered into Amendment Agreement No. 1 to the SSBR CONVERSION AND CAPACITY RIGHTS AGREEMENT (the SSBR CONVERSION AND CAPACITY RIGHTS AGREEMENT so amended, the “SSBR Agreement”).

(C)	On December 12, 2013 JSR Corporation (as a JSR Affiliate) notified Styron formally in accordance with Article 20.1 of the SSBR Agreement of JSR’s desire to sell its Capacity Rights (such capacity rights and other contractual entitlements under the SSBR Agreement, together the “JSR Rights”).

(D)	On January 14, 2014 the Parties met in Horgen Switzerland and reached agreement on an acquisition of the JSR Rights by Styron and subsequent termination of the SSBR Agreement, each to be effected on and as from March 31, 2014 (the “Closing Date”).

(E)	The Parties wish to formalise in this Agreement the terms of the (i) acquisition of the JSR Rights by Styron, (ii) termination of the SSBR Agreement upon mutual consent, and (iii) final settlement of any and all rights, obligations and liabilities, whether existing or alleged, between the Parties under and relative to the SSBR Agreement.

Words and phrases defined in the SSBR Agreement shall have the same meaning in this Agreement unless the context otherwise requires. For the avoidance of doubt, reference to “New Train” shall be reference to Styron’s C-Train. Reference to Articles shall be reference to articles of the SSBR Agreement. In light of the assignment of the SSBR Agreement from Dow Europe GmbH to Styron, the term “DOW” as appears throughout the SSBR Agreement shall read as “Styron”. Reference to Clauses shall be references to clauses of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set out, the Parties agree:

1.	Terms and Conditions of the Sale and Purchase of the JSR Rights

1.1	Upon the terms and subject to the conditions of this Agreement, JSR as legal and beneficial owner and with full title guarantee will sell and transfer, and Styron will purchase, accept and assume, the JSR Rights, but free from any Encumbrances, with effect from Closing (as defined in Clause 1.5 below).

For purposes of this Agreement, “Encumbrances” shall mean any charge, security, pledge, lien, trust, right of set-off or any other third party (including JSR Affiliates) right or interest, including any right of set-off, assignment by way of security, reservation of title or any other security interest of any kind created or arising or any other agreement or arrangement having similar effect.

Rights Acquisition, Termination, Settlement and Release Agreement/IH

It is acknowledged and agreed that JSR does not give any warranties relative to the JSR Rights and the sale and transfer thereof other than those referred to in the first paragraph of this Clause 1.1.

1.2	The purchase price for the JSR Rights shall be EURO nineteen million (€ 19,000,000, the “Purchase Price”), plus any value added tax (VAT) thereon if applicable, to be paid by Styron, conditional upon JSR making the payment referred to in Clause 1.3 below, on the Closing Date by wire transfer to the following bank account:

MIZUHO BANK, LTD., DUESSELDORF BRANCH

ACCOUNT NO. 3111633003

ACCOUNT NAME. JSR CORPORATION

IBAN DE38 3002 0700 3111 6330 03

BLZ: 300 207 00, BIC: MHCBDEDD

1.3	Upon Styron having made the wire transfer of the Purchase Price on the Closing Date, JSR will make a lump sum payment of an amount of EURO four million (€ 4,000,000) plus applicable VAT to Styron in consideration, and as final settlement, of any costs, expenses, charges and other liabilities owed by JSR to Styron under or in connection with the SSBR Agreement prior to the Closing Date (the “Lump Sum Payment”). The Lump Sum Payment shall be made by JSR by wire transfer to the following bank account:

DEUTSCHE BANK AG, Frankfurt

IBAN: DE70500700100178098000

SWIFT CODE: DEUTDEFF

In favour of: STYRON EUROPE GmbH

immediately upon JSR being notified by Styron that Styron has initiated the wire transfer of the Purchase Price. Upon JSR’s request, Styron will issue an adequate, tax-compliant invoice over the Lump Sum Payment and the respective VAT.

1.4	It is acknowledged and agreed that the Lump Sum Payment is independent of JSR’s obligation under the SSBR Agreement to pay its quarterly portion of FAP for the first calendar year quarter of 2014 (“Q1 2014”), which payment shall be made by JSR in the ordinary course of its contract performance under the SSBR Agreement in February 2014.

1.5	Upon receipt on the Closing Date of (i) the Purchase Price by JSR, and (ii) the Lump Sum Payment by Styron, the sale and transfer by JSR, and purchase, acceptance and assumption by Styron, of the JSR Rights under Clause 1.1 shall be completed and deemed fully effected (“Closing”).

1.6	Whilst the sale and purchase of the JSR Rights under this Agreement will only be effected as of Closing on the Closing Date and consequently JSR would be entitled to a Time Slot under Article 4.3 in the period between the date of this Agreement and the Closing Date (the “Interim Period”), JSR hereby (i) waives its entitlement to that Time Slot, and (ii) allows and authorises Styron to take-over the respective production time at Styron’s sole discretion and for its sole benefit.

1.7	Notwithstanding Clause 3.3 below, after the date of this Agreement each Party shall be entitled to disclose to its customers, suppliers, shareholders and employees the fact that JSR and Styron have reached agreement on Styron acquiring the JSR Rights as from the Closing Date, however, not giving any details of the terms and conditions of this Agreement.

Rights Acquisition, Termination, Settlement and Release Agreement/IH

2.	Termination of the SSBR Agreement and Release

2.1	Styron and JSR hereby agree that (i) notwithstanding anything to the contrary in Article 25, and (ii) save for any rights which are expressly stated to survive termination of the SSBR Agreement, upon Closing, and with effect therefrom on the Closing Date, the SSBR Agreement and any and all rights and obligations of the Parties thereunder are, shall be, and will deemed to be, terminated.

2.2	Each Party hereby waives any and all rights as well as any and all claims and rights of action, however arising, which either Party may have against the other, arising from or in connection with the early termination of the SSBR Agreement upon mutual agreement.

2.3	Upon Closing and with effect therefrom on the Closing Date, each Party releases and discharges the respective other from its respective obligations under the SSBR Agreement and, save for the obligations expressly stated to survive termination of the SSBR Agreement, henceforth be held freed and discharged from such obligations and from all claim under the SSBR Agreement.

2.4	The Parties agree that effective as of termination of the SSBR Agreement pursuant to Clause 2.1 above, each Party shall hold the respective other and all of that Party’s Affiliates, employees, officers, agents and assigns henceforth irrevocably freed and discharged from such obligations and liabilities and from all claims and actions of whatever nature related to the SSBR Agreement.

2.5	The Parties further agree that, notwithstanding the above, (i) Article 14.2, 14.4 and 14.5 of the SSBR Agreement shall survive the termination thereof regarding the products manufactured for JSR under the SSBR Agreement; and (ii) Styron’s right pursuant to Article 21.1 Second Sentence of the SSBR Agreement to use the JSR designed reactor in the New Train post termination of the SSBR Agreement shall comprise an entitlement for Styron to modify and adjust said reactor to make it more compatible with Styron’s own technology and suitable for the production of Styron products

3.	Confidentiality

3.1	Notwithstanding termination of the SSBR Agreement on the Closing Date, regarding information that is sensitive from a competition law perspective, if any, the Parties agree, with effect from the date of this Agreement, to change the post-term confidentiality period of ten (10) years stated in Article 21.1 to three (3) years from the end of the SSBR Agreement. For the avoidance of doubt, regarding information that is not sensitive from a competition law perspective, including, but not limited to, technical and administrative information, the confidentiality period often (10) years shall remain unchanged.

3.2	The Parties further agree that after the date of this Agreement each of them shall be entitled to disclose the fact that the SSBR Agreement will be terminated early upon mutual consent on the Closing Date.

3.3	Save for any disclosures pursuant to Clauses 1.7 and 3.2, each Party agrees not to disclose, or authorise the disclosure of, the nature or content of this Agreement or any terms thereof to any other person, during the Interim Period except to the extent:

(a)	that the other Party consents in writing;

(b)	necessary to obtain legal or financial advice;

(c)	necessary to enforce any term of this Agreement; or

(d)	necessary to comply with any legal obligations.

Rights Acquisition, Termination, Settlement and Release Agreement/IH

4.	Termination of Agreements (No. 1) and (No. 2) on Jobs and Functions of Employee Engaged in Production of JSR’s Products

4.1	The Parties acknowledge that as a consequence of the termination of the SSBR Agreement and Styron’s right to use the New Train solely for its own purposes under Clause 1.6 during the Interim Period, the Employee assigned by Styron for the purposes of Sections 1 and 2 of the Agreements No. 1 and No 2 on Jobs and Functions of Employee Engaged in Production of JSR’s Products (together the “Engineer Agreement”) is no longer needed. Therefore, the Parties agree that the Engineer Agreement shall be terminated with effect from the Closing Date notwithstanding the three (3) months notice period set out in Section 9 thereof and that Styron shall be entitled to assign the Employee with immediate effect fully to Styron’s own tasks and business.

4.2	The Parties acknowledge and agree that any payments to be made by JSR under Section 7 of the Engineer Agreement up to the Closing Date are included in the Lump Sum Payment under Clause 1.4 above.

5.	General

5.1	This Agreement shall be governed by, and interpreted in accordance with the laws of Germany.

5.2	Each Party will bear their own costs relating to the preparation and execution of this Agreement.

5.3	If any provision of this Agreement is unenforceable, invalid or prohibited by any applicable law of treaty or court of competent, jurisdiction, that provision will be severed and inoperative by the remaining provisions will be valid and binding. The Agreement will be amended to include provisions which, not being void or unenforceable, most nearly achieve the object of the allegedly void or unenforceable provision.

5.4	This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS whereof the parties have caused this Agreement to be executed on the date first written above

Styron Europe GMBH		JSR Corporation Tokyo
Wallisellen Branch

By:	/s/ Marco Levi	By:	/s/ Yuji Hongu
Name:	Marco Levi	Name:	Yuji Hongu
Title:	SVP and Business President Emulsion Polymers	Title:	Branch Manager